Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki
(808) 665-5480
tesaki@mlpmaui.com

 MAUI LAND & PINEAPPLE REPORTS 3rd QUARTER 2019 RESULTS

KAPALUA RESORT, Hawaii, November 6, 2019 (BUSINESS WIRE) --

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported a net loss of $9,000, or $(0.00) per share, for the third quarter of 2019, compared to a net loss of $1.6 million, or $(0.09) per share, for the third quarter of 2018. The Company reported total operating revenues of $3.4 million and $2.8 million during the three months ended September 30, 2019 and 2018, respectively.

For the nine months ended September 30, 2019, the Company reported a net loss of $1.3 million, or $(0.07) per share, compared to a net loss of $3.2 million, or $(0.17) per share, for the nine months ended September 30, 2018. The Company reported total operating revenues of $9.4 million and $8.3 million during the nine months ended September 30, 2019 and 2018, respectively.

The Company did not have any real estate asset sales during the third quarter of 2019.

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our operating results for the third quarter of 2019 will be available on our Form 10-Q filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, agricultural and industrial real estate. The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended September 30,
	2019	2018
	(in thousands except
	per share amounts)
OPERATING REVENUES
Real estate	$305	$66
Leasing	1,830	1,552
Utilities	1,060	900
Resort amenities and other	242	292
Total operating revenues	3,437	2,810

OPERATING COSTS AND EXPENSES
Real estate	352	1,311
Leasing	584	620
Utilities	726	593
Resort amenities and other	219	229
General and administrative	466	795
Share-based compensation	374	307
Depreciation	417	443
Total operating costs and expenses	3,138	4,298

OPERATING INCOME (LOSS)	299	(1,488)
Pension and other post-retirement expenses	(258)	(102)
Interest expense	(50)	(37)
NET LOSS	$(9)	$(1,627)
Pension, net of income taxes of $0	211	185
COMPREHENSIVE INCOME (LOSS)	$202	$(1,442)

NET LOSS PER COMMON SHARE
--BASIC AND DILUTED	$-	$(0.09)

MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(UNAUDITED)

	Nine Months Ended September 30,
	2019	2018
	(in thousands except
	per share amounts)
OPERATING REVENUES
Real estate	$671	$402
Leasing	5,226	4,605
Utilities	2,737	2,414
Resort amenities and other	751	891
Total operating revenues	9,385	8,312

OPERATING COSTS AND EXPENSES
Real estate	873	1,820
Leasing	1,762	1,904
Utilities	1,913	1,634
Resort amenities and other	751	813
General and administrative	1,816	2,351
Share-based compensation	1,346	1,206
Depreciation	1,280	1,328
Total operating costs and expenses	9,741	11,056

OPERATING LOSS	(356)	(2,744)
Pension and other postretirement expenses	(768)	(306)
Interest expense	(160)	(111)
NET LOSS	$(1,284)	$(3,161)
Pension, net of income taxes of $0	634	555
COMPREHENSIVE LOSS	$(650)	$(2,606)

NET LOSS PER COMMON SHARE
--BASIC & DILUTED	$(0.07)	$(0.17)